EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Nine Months Ended September 30, 2014

WOOSTER, Ohio, Oct. 23, 2014 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $607,000 or $0.22 per diluted share for the quarter ended September 30, 2014, compared to $508,000 or $0.18 per diluted share for the quarter ended September 30, 2013. The increase in net income was primarily due to an increase in both net interest income and noninterest income and a decrease in noninterest expense, partially offset by an increase in the provision for loan losses and the provision for federal income taxes. The return on average equity and return on average assets for the 2014 quarter were 6.04% and 0.59%, respectively, compared to 5.28% and 0.51%, respectively, for the 2013 quarter.

Net interest income increased $112,000 for the quarter ended September 30, 2014, compared to the quarter ended September 30, 2013. Interest income increased $37,000 during the 2014 quarter mainly due to a $16.0 million increase in average interest-earning assets, partially offset by a decrease in the rates earned on those assets from 3.80% in the prior year quarter to 3.68% in the current year quarter. Interest expense decreased $75,000 primarily due to the continuation of the overall low market interest rate environment that decreased the average rates paid, and a decrease in the average balance of borrowings. These decreases were partially offset by an increase in the average balance of deposits compared to the prior year quarter of $15.5 million. The continued overall low level of market interest rates continues to result in new loan originations at lower yields than the existing portfolio and the downward repricing of existing adjustable rate loans that continue to negatively affect the net interest margin. The net interest rate spread decreased from 3.15% for the quarter ended September 30, 2013 to 3.14% for the quarter ended September 30, 2014.

Provision for loan losses was $195,000 in the 2014 quarter, an increase of $119,000 from $76,000 provided during the 2013 quarter. The increase is primarily due to an increase in impaired nonperforming loans during the current year quarter period requiring reserve balances partially offset with a continued improvement in our economic factors.

Noninterest income increased $129,000 for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013. The increase was primarily due to a $76,000 increase in gain on sale of residential mortgage loans, an $11,000 decrease in loss on sale of foreclosed assets held for sale, and a $41,000 increase in service fees, charges and other operating income. The increase in gain on sale of residential mortgage loans was primarily due to increased loan sales in the 2014 quarter compared to the 2013 quarter. The decrease in loss on sale of foreclosed assets held for sale was primarily due to the sale of a foreclosed property in the 2013 period, compared to no foreclosed property sales in the 2014 period. The increase in service fees, charges and other operating income was primarily due to an increase in fees from service charges on deposit accounts.

Noninterest expense decreased $3,000 for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013. This decrease includes a $39,000 decrease in occupancy and equipment expense, a $36,000 decrease in franchise taxes and a $23,000 decrease in amortization of intangible assets, partially offset by a $40,000 increase in salaries and employee benefits, and a $65,000 increase in other noninterest expense. The decrease in occupancy and equipment expense was due to lower furniture and fixture expense and reduced building maintenance and depreciation expense compared to the prior year quarter. The decrease in franchise taxes was primarily due to the State of Ohio's newly enacted Financial Institutions Tax during the 2014 period, which resulted in lower taxes compared to the previous Ohio corporate franchise tax that was in place during the 2013 period. The decrease in amortization of intangible assets was due to a core deposit intangible becoming amortized to zero in the current year quarter period compared to a scheduled amortization amount in the prior year quarter. The increase in salaries and employee benefits was primarily a result of increased compensation due to merit increases and the enhancement of our sales and product training program, partially offset by lower healthcare and post-retirement benefit costs compared to the prior year quarter. The increase in other noninterest expense was primarily due to increased legal costs related to the increase in nonperforming loans, and an increase in audit and accounting related expense, partially offset by a decrease in internet banking and foreclosure expenses compared to the prior year quarter.

For the nine months ended September 30, 2014, net income totaled $2.0 million, or $0.71 per diluted share, compared to net income of $1.6 million, or $0.55 per diluted share, for the nine months ended September 30, 2013. The increase in net income was primarily due to an increase in both net interest income and noninterest income and a decrease in noninterest expense, partially offset by an increase in the provision (credit) for loan losses and the provision for federal income taxes. The return on average equity and return on average assets for the nine months ended September 30, 2014 were 6.65% and 0.64%, respectively, compared to 5.33% and 0.53%, respectively, for the nine months ended September 30, 2013.

Net interest income increased $516,000 for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. The increase is primarily due to an increase in the interest rate spread, from 3.14% in the prior year period to 3.21% in the current year period, as a result of interest-bearing deposits repricing downward more than interest-earning assets. Interest income increased $337,000 during the 2014 period mainly due to a $13.7 million increase in average interest-earning assets, partially offset by a decrease in the rates earned on those assets from 3.80% in the prior year period to 3.78% in the current year period. Interest expense decreased $179,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid from 0.66% in the prior year period to 0.57% in the current year period, partially offset by a $14.1 million increase in the average balance of interest-bearing liabilities compared to the 2013 period.

Provision (credit) for loan losses increased $337,000, to $282,000 during the 2014 period compared to a credit of ($55,000) during the 2013 period. The increase is primarily due to increased impaired nonperforming loans during the current year period, an increase in charge-offs compared to the prior year period and the restructuring of commercial real estate loans allowing the release of required reserves as additional collateral was given to the Bank on several classified relationships during the first quarter of 2013.

Noninterest income increased $196,000 for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. The increase was primarily due to a $112,000 increase in gain on sale of residential mortgage loans, and an increase of $85,000 in service fees, charges and other operating income. The increase in gain on sale of residential mortgage loans was primarily due to more favorable pricing on current year sales and an increase in mortgage servicing rights compared to the 2013 period. The increase in service fees, charges and other operating income was primarily due to an increase in fees from annuity sales and service charges on deposit accounts.

Noninterest expense decreased $95,000 for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. This decrease includes a $107,000 decrease in franchise taxes and a $30,000 decrease in amortization of intangible assets, partially offset by a $26,000 increase in salaries and employee benefits, and a $29,000 increase in occupancy and equipment expense. The decrease in franchise taxes was primarily due to the State of Ohio's newly enacted Financial Institutions Tax during the 2014 period, which resulted in lower taxes compared to the previous Ohio corporate franchise tax that was in place during the 2013 period. The decrease in amortization of intangible assets was due to a core deposit intangible becoming amortized to zero in the current year period compared to a scheduled amortization amount in the prior year period. The increase in salaries and employee benefits was primarily due to an increase in employee compensation expense, and the related payroll taxes and Company 401k match due to merit increases since the prior year period, partially offset by lower costs for both healthcare and post-retirement benefits. The increase in occupancy and equipment expense was due to increases in building maintenance and repairs and data processing.

At September 30, 2014, the Company had total assets of $413.7 million, an increase of $3.4 million, from total assets at December 31, 2013. The increase in total assets includes a $4.3 million increase in securities, partially offset by a $532,000 decrease in cash, and a $799,000 decrease in Federal Home Loan Bank stock.

Total securities increased $4.3 million to $114.5 million at September 30, 2014, compared to $110.2 million at December 31, 2013. The increase in securities was primarily due to investing excess cash balances, in turn due to increased deposit balances as described below, into amortizing securities that provide cashflows on an ongoing basis to fund anticipated increases in future loan balances. Net loans totaled $261.0 million at September 30, 2014, a decrease of $88,000, compared to $261.1 million at December 31, 2013, primarily due to principal reductions and scheduled maturities in excess of new originations.

The allowance for loan losses totaled $2.7 million, or 1.04% of gross loans, at September 30, 2014, compared to $2.8 million, or 1.07% of gross loans, at December 31, 2013. Nonperforming assets, which consist of loans on non-accrual status and real estate owned, totaled $3.6 million at September 30, 2014, or 1.35% of total loans, an increase of $667,000 from the December 31, 2013, balance of $2.9 million, or 1.10% of total loans. This increase in non-accrual loans includes several related commercial loans that are in the process of a workout.

Federal Home Loan Bank (FHLB) stock, totaled $4.2 million, a decrease of $799,000 compared to $5.0 million at December 31, 2013. The decrease was due to a stock repurchase program initiated by the FHLB whereby the FHLB repurchased excess shares held by member banks.

Deposits totaled $346.3 million at September 30, 2014, an increase of $8.7 million from $337.6 million at December 31, 2013. This increase includes a $782,000 increase in demand deposits, an $8.4 million increase in savings and money market balances, partially offset by a $436,000 decrease in time deposits. The rate of change in the composition of deposits from higher cost term deposits to lower cost liquid deposits slowed during the current year period as the difference between maturing and renewal rates on term deposits has narrowed and customers adjust to the extended period of low interest rates. The Company continues to monitor deposit activity closely to respond to changes in customer preference for types of deposits.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, decreased by $312,000 and totaled $6.9 million at September 30, 2014. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $16.4 million at September 30, 2014, compared to $22.3 million at December 31, 2013. This decrease includes the maturity of two fixed rate advances totaling $6.0 million that were not replaced, partially offset by $80,000 related to amortized prepayment penalties. The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans as compared to securities at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders' equity increased by $1.6 million during the period ended September 30, 2014, primarily due to net income of $2.0 million, and a $577,000 increase in unrealized gains on available-for-sale securities. These increases were partially offset by dividends of $723,000 and purchases of treasury stock totaling $265,000 during the current year period.

The purchase of treasury shares during the current year period were made as part of the Company's share repurchase program that was initially announced during 2012 whereby the Company was authorized to repurchase up to 5.0%, or 150,206 shares of its common stock outstanding. On September 30, 2013, the Company announced the adoption of a new share buy-back program authorizing the repurchase of an additional 2.5% or 72,150, shares of its common stock outstanding. As a result of these two plans, net of shares previously repurchased, the Company may repurchase up to 40,082 shares of its common stock outstanding as of September 30, 2014.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended September 30,
	2014	2013

Quarterly Results

Net Interest Income	$3,098	$2,986
Net Income	$607	$508
Earnings Per Share:
Basic	$ 0.22	$ 0.18
Diluted	$ 0.22	$ 0.18
Return on Average Assets (Annualized)	0.59%	0.51%
Return on Average Equity (Annualized)	6.04%	5.28%

	For the Nine Months
	ended September 30,
	2014	2013

Year to Date Results

Net Interest Income	$9,459	$8,943
Net Income	$1,977	$1,577
Earnings Per Share:
Basic	$ 0.71	$ 0.55
Diluted	$ 0.71	$ 0.55
Return on Average Assets (Annualized)	0.64%	0.53%
Return on Average Equity (Annualized)	6.65%	5.33%

	September 30,	December 31,
	2014	2013

End of Period Data

Total Assets	$413,656	$410,293
Stockholders' Equity to Total Assets	9.72%	9.40%
Shares Outstanding	2,821,839	2,843,439
Book Value Per Share	$14.24	$13.56

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Interest income	$ 3,598	$ 3,561	$ 11,031	$ 10,694
Interest expense	500	575	1,572	1,751
Net interest income	3,098	2,986	9,459	8,943
Provision (Credit) for loan losses	195	76	282	(55)
Net interest income after provision for loan losses	2,903	2,910	9,177	8,998
Noninterest income	523	394	1,375	1,179
Noninterest expense	2,642	2,645	7,943	8,038
Income before federal income taxes	784	659	2,609	2,139
Provision for federal income taxes	177	151	632	562
Net income	$ 607	$ 508	$ 1,977	$ 1,577

Earnings per share
Basic	$ 0.22	$ 0.18	$ 0.71	$ 0.55
Diluted	$ 0.22	$ 0.18	$ 0.71	$ 0.55

Dividends per share	$ 0.09	$ 0.08	$ 0.26	$ 0.23

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	12,849	13,381
Investment securities, net (1)	114,578	110,248
Loans receivable, net	261,042	261,130
Federal Home Loan Bank stock	4,226	5,025
Premises & equipment	6,758	6,692
Foreclosed assets held for sale, net	140	0
Bank-owned life insurance	9,212	9,006
Other assets	4,851	4,811
TOTAL ASSETS	$413,656	$410,293

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	346,343	337,571
Other short-term borrowings	6,900	7,212
Federal Home Loan Bank Advances	16,417	22,336
Accrued interest payable and other liabilities	3,807	4,622
TOTAL LIABILITIES	373,467	371,741

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,990	35,976
Retained earnings	19,997	18,743
Shares acquired by ESOP	(435)	(492)
Treasury Stock, at cost - 1,156,892 and 1,135,292 shares at September 30, 2014 and December 31, 2013 respectively.	(16,403)	(16,138)
Accumulated other comprehensive income	642	65
TOTAL STOCKHOLDERS' EQUITY	40,189	38,552

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$413,656	$410,293

(1) Includes held to maturity classifications.

CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767